Exhibit 17(g)

(BULL LOGO)
Merrill Lynch Investment Managers

www.mlim.ml.com


Semi-Annual Report
November 30, 2001


Mercury
U.S. Large Cap Fund


PORTFOLIO INFORMATION


SECTOR REPRESENTATION

As a Percentage of Net Assets as of November 30, 2001


                                    Percent of
Description                         Net Assets

Consumer Discretionary                 10.8%
Cash & Cash Equivalents                 0.8
Consumer Staples                       10.2
Energy                                  5.8
Health Care                            15.0
Materials                               3.3
Industrials                            11.9
Telecommunication Services              6.1
Financials                             17.6
Utilities                               2.2
Information Technology                 16.3


INVESTMENTS AS OF NOVEMBER 30, 2001

Ten Largest                         Percent of
Equity Holdings                     Net Assets

Pfizer Inc.                             4.1%
Microsoft Corporation                   3.6
General Electric Company                3.2
Exxon Mobil Corporation                 2.8
Citigroup Inc.                          2.4
Wal-Mart Stores, Inc.                   2.3
International Business Machines
Corporation                             2.3
American International Group, Inc.      2.3
Merck & Co., Inc.                       2.1
Verizon Communications                  2.1


                                    Percent of
Five Largest Industries             Net Assets

Pharmaceutical                         11.9%
Insurance                               6.0
Software                                6.0
Banks                                   5.9
Diversified Financials                  5.7



November 30, 2001, Mercury U.S. Large Cap Fund


DEAR SHAREHOLDER


We are pleased to provide you with this semi-annual report for Mercury U.S. Large Cap Fund for the six months ended
November 30, 2001. The Fund's main investment objective is long-term capital growth through investments primarily in a diversified portfolio of equity securities of large-capitalization companies located in the United States. The Fund may also invest up to 10% of its assets in equity securities of companies located in Canada. Our aim is to use bottom-up stock selection to identify investments that demonstrate superior prospects for earnings growth or seem undervalued. For the six months ended November 30, 2001, the Fund's Class I, Class A, Class B and Class C Shares had total returns of -13.48%, -13.53%, -13.89% and -13.89%, respectively. (Fund results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information can be found on pages 6 - 8 of this report to shareholders.)


Investment Environment
All of the major US stock market indexes fell during the six months ended November 30, 2001, a period of extreme price volatility. For the same six-month period, the Fund's unmanaged benchmark Standard & Poor's (S&P) 500 Index lost 8.7% of its value, while the unmanaged Dow Jones Industrial Average fell 8.9% and the unmanaged NASDAQ Composite Index fell 8.5%. The period was characterized by the growing division between deepening corporate profits on the one hand and surprisingly robust consumer confidence on the other, which has so far mitigated the threat of an all-out recession. The terrorist attacks on America on September 11, 2001 increased the pace of the economic slowdown that began more than 12 months ago.

The economic slowdown has been tempered by the Federal Reserve
Board's aggressive interest rate easing program and by the Government's fiscal stimulus. From the beginning of 2001, 4.5% has been cut from the Federal Funds target rate, which at the end of November stood at 2%.

Early in the period, oil companies continued to benefit from a robust oil price. Despite excellent results, there are concerns that the energy sector will be unable to maintain its current growth rates and the performance of the sector will suffer as a result. The weakening US economy adversely affected industrial demand for gas, and consequently the gas price came under pressure. With investor confidence diminishing in tandem with falling gas prices, stock performance for the oil services companies continued to be weak.

Technology companies, such as Dell Computer Corporation and EMC Corporation, continued to warn on profits. Old economy stocks were not immune to the deterioration in corporate profitability with warnings from such companies as Gap, Inc., Nike, Inc. and Ford Motor Company. The negative investor sentiment these announcements created was heightened by news that the European Union was officially blocking the merger between General Electric Company and Honeywell International Inc. on competition grounds.



November 30, 2001, Mercury U.S. Large Cap Fund


The Fund underperformed its benchmark during the period though our defensive sector strategy (overweight consumer staples and health care) added to relative performance and our holdings in Medtronic, Inc., Pfizer Inc., Kraft Foods Inc. and PepsiCo, Inc. all made positive contributions. This was outweighed by the negative performance impact of our positioning in the technology sector. At the beginning of the period, we had an emphasis on technology shares, during a time when investors remained focused on the likely effects of slowing economic growth on capital spending. Our holdings in Compaq Computer Corporation and Veritas Software Corporation underperformed significantly. We reduced our exposure to the sector progressively, and by August we were underweight relative to our benchmark index. Thus, the recent sharp rally in the technology sector from the lows of September 21, 2001 has been detrimental to performance.

Our choice of shares within the financial sector also had a negative impact. Although we benefited from our decision to emphasize higher-quality insurance shares, such as Marsh & McLennan Companies, Inc., our emphasis on regional trust banks, such as Northern Trust Corporation, contributed to underperformance, as did our holdings in American Express Company.

The US stock market has rebounded strongly from the lows of September 21, 2001, as investors have aggressively discounted current negative news in favor of expectations of economic recovery during the first half of 2002. The recent stock market rally, driven by aggressive monetary and fiscal action, has led to valuations becoming stretched in many areas. Therefore, we have positioned the portfolio with a slight defensive tilt.


Portfolio Activities
Within the health care sector, we took profits in Medtronic, Inc. and added to Bristol-Myers Squibb Company, which appeared undervalued relative to its peers and offers an attractive growth profile. In addition, we initiated a position in Schering-Plough Corporation and HCA - The Healthcare Corporation, which manages hospitals, as a way of diversifying our health care holdings.

Within the capital goods sector, we bought Honeywell International Inc. and General Dynamics Corporation, which has made good progress in defense contract wins. We moved to underweight General Electric Company, as we were concerned about slowing trends in several of its businesses and management issues surrounding Jeffrey Immelt's succession to Jack Welch as chief executive officer.

Toward the end of the period, we reduced the size of our sector selections in defensive areas and added to our technology holdings, which had fallen dramatically in September through purchases of International Business Machines Corporation and First Data Corporation. We also increased the economic sensitivity of the portfolio by initiating a position in American Airlines (AMR Corporation) as we believe investors' concerns about the financial liquidity of the company are overdone.



November 30, 2001, Mercury U.S. Large Cap Fund


In Conclusion
We thank you for your investment in Mercury U.S. Large Cap Fund, and we look forward to serving your investment needs in the months and years ahead.



Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Director



(Richard Boon)
Richard Boon
Senior Portfolio Manager


January 9, 2002


We are pleased to announce that Richard Boon has been named Senior Portfolio Manager and is responsible for the day-to-day management of Mercury U.S. Large Cap Fund. Mr. Boon has been employed by Merrill Lynch Investment Managers, L.P. since July 2001. Prior to that, Mr. Boon was employed at Morgan Stanley Asset Management as Executive Director since 1995.


The Fund's transfer agency fee schedule has been amended. Under the revised schedule, the fees payable to Financial Data Services, Inc., the transfer agent for the Fund, now range from $16 to $23 per shareholder account (depending upon the level of service required) or 0.10% of account assets for certain accounts that participate in certain fee-based programs.



November 30, 2001, Mercury U.S. Large Cap Fund


FUND PERFORMANCE DATA


ABOUT FUND PERFORMANCE

The Fund offers four classes of shares, each with its own sales charge and expense structure, allowing you to invest in the way that best suits your needs.

CLASS I SHARES incur a maximum initial sales charge of 5.25% and bear no ongoing distribution and account maintenance fees. Class I Shares are available only to eligible investors.

CLASS A SHARES incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

CLASS B SHARES are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first two years, decreasing to 3% for each of the next two years and decreasing 1% each year thereafter to 0% after the sixth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class A Shares after approximately eight years.

CLASS C SHARES are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares may be subject to a 1% contingent deferred sales charge if redeemed within one year after purchase.

None of the past results shown should be considered a representation of future performance. Performance results do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.



November 30, 2001, Mercury U.S. Large Cap Fund


FUND PERFORMANCE DATA (CONTINUED)


AVERAGE ANNUAL TOTAL RETURN


                                         % Return        % Return
                                      Without Sales     With Sales
Class I Shares*                           Charge         Charge**

One Year Ended 9/30/01                    -32.83%        -36.35%
Inception (1/29/99) through 9/30/01       - 9.00         -10.82

*Maximum sales charge is 5.25%.
**Assuming maximum sales charge.



                                         % Return        % Return
                                      Without Sales     With Sales
Class A Shares*                           Charge         Charge**

One Year Ended 9/30/01                    -32.95%        -36.47%
Inception (1/29/99) through 9/30/01       - 9.19         -11.01

*Maximum sales charge is 5.25%.
**Assuming maximum sales charge.



                                         % Return        % Return
                                         Without           With
Class B Shares*                            CDSC           CDSC**

One Year Ended 9/30/01                    -33.51%        -36.17%
Inception (1/29/99) through 9/30/01       - 9.93         -10.92

*Maximum contingent deferred sales charge is 4% and is reduced to 0% after six years.
**Assuming payment of applicable contingent deferred sales charge.



                                         % Return        % Return
                                         Without           With
Class C Shares*                            CDSC           CDSC**

One Year Ended 9/30/01                    -33.42%        -34.09%
Inception (1/29/99) through 9/30/01       - 9.89         - 9.89

*Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year.
**Assuming payment of applicable contingent deferred sales charge.



November 30, 2001, Mercury U.S. Large Cap Fund


FUND PERFORMANCE DATA (CONCLUDED)


RECENT PERFORMANCE RESULTS*


                             6-Month          12-Month     Since Inception
As of November 30, 2001    Total Return     Total Return     Total Return

Class I                       -13.48%          -20.04%          -17.20%
Class A                       -13.53           -20.18           -17.75
Class B                       -13.89           -20.82           -19.55
Class C                       -13.89           -20.82           -19.56

*Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in the Fund's net asset values for the periods shown, and assume reinvestment of all dividends and capital gains at net asset value on the ex-dividend date. The Fund commenced operations on 1/29/99.



November 30, 2001, Mercury U.S. Large Cap Fund


STATEMENT OF ASSETS AND LIABILITIES

As of November 30, 2001

MERCURY U.S. LARGE CAP FUND
Assets:
Investment in Mercury Master U.S. Large Cap Portfolio, at value
  (identified cost--$452,942,618)                                                                  $ 459,602,980
Prepaid registration fees                                                                                 91,455
                                                                                                   -------------
Total assets                                                                                         459,694,435
                                                                                                   -------------

Liabilities:
Payables:
  Distributor                                                                     $     342,980
  Administrative fees                                                                    53,130          396,110
                                                                                  -------------
Accrued expenses                                                                                         169,672
                                                                                                   -------------
Total liabilities                                                                                        565,782
                                                                                                   -------------

Net Assets:
Net assets                                                                                         $ 459,128,653
                                                                                                   =============

Net Assets Consist of:
Class I Shares of Common Stock, $.0001 par value, 100,000,000 shares authorized                    $         167
Class A Shares of Common Stock, $.0001 par value, 100,000,000 shares authorized                              493
Class B Shares of Common Stock, $.0001 par value, 100,000,000 shares authorized                            3,629
Class C Shares of Common Stock, $.0001 par value, 100,000,000 shares authorized                            1,534
Paid-in capital in excess of par                                                                     596,793,942
Accumulated investment loss--net                                                                     (1,231,787)
Accumulated realized capital losses on investments from the Portfolio--net                         (118,952,415)
Accumulated distributions in excess of realized capital gainsfrom the
  Portfolio--net                                                                                    (24,147,272)
Unrealized appreciation on investments from the Portfolio--net                                         6,660,362
                                                                                                   -------------
Net assets                                                                                         $ 459,128,653
                                                                                                   =============

Net Asset Value:
Class I--Based on net assets of $13,366,967 and 1,666,144 shares outstanding                       $        8.02
                                                                                                   =============
Class A--Based on net assets of $39,374,702 and 4,929,104 shares outstanding                       $        7.99
                                                                                                   =============
Class B--Based on net assets of $285,617,221 and 36,288,844 shares outstanding                     $        7.87
                                                                                                   =============
Class C--Based on net assets of $120,769,763 and 15,344,337 shares outstanding                     $        7.87
                                                                                                   =============

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


STATEMENT OF OPERATIONS

For the Six Months Ended November 30, 2001

MERCURY U.S. LARGE CAP FUND
Investment Income from the Portfolio--Net:
Investment income allocated from the Portfolio:
Dividends (net of $265 foreign withholding tax)                                                   $    3,438,939
Interest                                                                                                  92,468
Expenses                                                                                             (1,492,004)
                                                                                                  --------------
Net investment income from the Portfolio                                                               2,039,403
                                                                                                  --------------

Expenses:
Account maintenance and distribution fees--Class B                                $   1,585,981
Account maintenance and distribution fees--Class C                                      690,945
Administration fees                                                                     389,746
Transfer agent fees--Class B                                                            267,389
Transfer agent fees--Class C                                                            122,273
Account maintenance fees--Class A                                                        59,892
Registration fees                                                                        45,149
Printing and shareholder reports                                                         36,356
Transfer agent fees--Class A                                                             34,640
Professional fees                                                                        23,999
Transfer agent fees--Class I                                                             11,948
Other                                                                                     2,872
                                                                                  -------------
Total expenses                                                                                         3,271,190
                                                                                                  --------------
Investment loss--net                                                                                 (1,231,787)
                                                                                                  --------------

Realized & Unrealized Loss from the Portfolio--Net:
Realized loss on investmentsfrom the Portfolio--net                                                 (60,033,473)
Change in unrealized appreciation on investments from the Portfolio--net                            (22,293,861)
                                                                                                  --------------
Net Decrease in Net Assets Resulting from Operations                                              $ (83,559,121)
                                                                                                  ==============

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


STATEMENTS OF CHANGES IN NET ASSETS

MERCURY U.S. LARGE CAP FUND

                                                                                  For the Six        For the
                                                                                  Months Ended      Year Ended
                                                                                  November 30,       May 31,
Decrease in Net Assets:                                                               2001             2001
Operations:
Investment loss--net                                                             $  (1,231,787)   $  (4,286,799)
Realized loss on investments from the Portfolio--net                               (60,033,473)     (80,179,027)
Change in unrealized appreciation on investments from the Portfolio--net           (22,293,861)     (63,725,607)
                                                                                 --------------   --------------
Net decrease in net assets resulting from operations                               (83,559,121)    (148,191,433)
                                                                                 --------------   --------------

Distributions to Shareholders:
In excess of realized gain on investments from the Portfolio--net:
 Class I                                                                                     --      (4,135,815)
 Class A                                                                                     --      (2,977,196)
 Class B                                                                                     --     (11,315,696)
 Class C                                                                                     --      (5,718,565)
                                                                                 --------------   --------------
Net decrease in net assets resulting from distributions to shareholders                      --     (24,147,272)
                                                                                 --------------   --------------

Capital Share Transactions:
Net decrease in net assets derived from capital share transactions                 (82,947,359)    (199,043,348)
                                                                                 --------------   --------------

Net Assets:
Total decreasein net assets                                                       (166,506,480)    (371,382,053)
Beginning of period                                                                 625,635,133      997,017,186
                                                                                 --------------   --------------
End of period*                                                                   $  459,128,653   $  625,635,133
                                                                                 ==============   ==============

*Accumulated investment loss--net                                                $  (1,231,787)               --
                                                                                 ==============   ==============

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


FINANCIAL HIGHLIGHTS

MERCURY U.S. LARGE CAP FUND

The following per share data and ratios have been derived from information provided in the financial statements.

                                                                                  Class I
                                                           For the                                      For the
                                                             Six                                         Period
                                                            Months                                      Jan. 29,
                                                            Ended               For the Year           1999++ to
                                                           Nov. 30,            Ended May 31,            May 31,
Increase (Decrease) in Net Asset Value:                      2001           2001           2000           1999
Per Share Operating Performance:
Net asset value, beginning of period                     $     9.27     $    11.35     $     9.91     $    10.00
                                                         ----------     ----------     ----------     ----------
Investment income--net                                      .02++++        .04++++        .03++++        --+++++
Realized and unrealized gain (loss) on investments
 from the Portfolio--net                                     (1.27)         (1.75)           1.41          (.09)
                                                         ----------     ----------     ----------     ----------
Total from investment operations                             (1.25)         (1.71)           1.44          (.09)
                                                         ----------     ----------     ----------     ----------
Less distributions in excess of realized gain on
 investments from the Portfolio--net                             --          (.37)             --             --
                                                         ----------     ----------     ----------     ----------
Net asset value, end of period                           $     8.02     $     9.27     $    11.35     $     9.91
                                                         ==========     ==========     ==========     ==========

Total Investment Return:**
Based on net asset value per share                      (13.48%)+++       (15.68%)         14.53%      (.90%)+++
                                                         ==========     ==========     ==========     ==========

Ratios to Average Net Assets:
Expenses++++++                                                .91%*           .81%           .78%          .94%*
                                                         ==========     ==========     ==========     ==========
Investment income--net                                        .42%*           .32%           .27%          .28%*
                                                         ==========     ==========     ==========     ==========

Supplemental Data:
Net assets, end of period (in thousands)                 $   13,367     $   24,905     $  127,630     $  103,709
                                                         ==========     ==========     ==========     ==========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Commencement of operations.
++++Based on average shares outstanding.
++++++Includes the Fund's share of the Portfolio's allocated expenses.
+++Aggregate total investment return.
+++++Amount is less than $.01 per share.

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


FINANCIAL HIGHLIGHTS (CONTINUED)

MERCURY U.S. LARGE CAP FUND

The following per share data and ratios have been derived from information provided in the financial statements.


                                                                                  Class A
                                                           For the                                      For the
                                                             Six                                         Period
                                                            Months                                      Jan. 29,
                                                            Ended               For the Year           1999++ to
                                                           Nov. 30,            Ended May 31,            May 31,
Increase (Decrease) in Net Asset Value:                      2001           2001           2000           1999
Per Share Operating Performance:
Net asset value, beginning of period                     $     9.24     $    11.31     $     9.90     $    10.00
                                                         ----------     ----------     ----------     ----------
Investment income (loss)--net                               .01++++        .01++++    --+++++++++        --+++++
Realized and unrealized gain (loss) on investments
 from the Portfolio--net                                     (1.26)         (1.74)           1.41          (.10)
                                                         ----------     ----------     ----------     ----------
Total from investment operations                             (1.25)         (1.73)           1.41          (.10)
                                                         ----------     ----------     ----------     ----------
Less distributions in excess of realized gain on
 investments from the Portfolio--net                             --          (.34)             --             --
                                                         ----------     ----------     ----------     ----------
Net asset value, end of period                           $     7.99     $     9.24     $    11.31     $     9.90
                                                         ==========     ==========     ==========     ==========

Total Investment Return:**
Based on net asset value per share                      (13.53%)+++       (15.89%)         14.24%     (1.00%)+++
                                                         ==========     ==========     ==========     ==========

Ratios to Average Net Assets:
Expenses++++++                                               1.16%*          1.06%          1.03%         1.19%*
                                                         ==========     ==========     ==========     ==========
Investment income (loss)--net                                 .19%*           .07%           .01%        (.04%)*
                                                         ==========     ==========     ==========     ==========

Supplemental Data:
Net assets, end of period (in thousands)                 $   39,375     $   59,120     $  102,454     $  121,826
                                                         ==========     ==========     ==========     ==========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Commencement of operations.
++++Based on average shares outstanding.
++++++Includes the Fund's share of the Portfolio's allocated expenses.
+++Aggregate total investment return.
+++++Amount is less than $.01 per share.

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


FINANCIAL HIGHLIGHTS (CONTINUED)

MERCURY U.S. LARGE CAP FUND

The following per share data and ratios have been derived from information provided in the financial statements.


                                                                                  Class B
                                                           For the                                      For the
                                                             Six                                         Period
                                                            Months                                      Jan. 29,
                                                            Ended               For the Year           1999++ to
                                                           Nov. 30,            Ended May 31,            May 31,
Increase (Decrease) in Net Asset Value:                      2001           2001           2000           1999
Per Share Operating Performance:
Net asset value, beginning of period                     $     9.14     $    11.20     $     9.88     $    10.00
                                                         ----------     ----------     ----------     ----------
Investment loss--net                                      (.02)++++      (.07)++++      (.08)++++          (.03)
Realized and unrealized gain (loss) on investments
 from the Portfolio--net                                     (1.25)         (1.74)           1.40          (.09)
                                                         ----------     ----------     ----------     ----------
Total from investment operations                             (1.27)         (1.81)           1.32          (.12)
                                                         ----------     ----------     ----------     ----------
Less distributions in excess of realized gain on
 investments from the Portfolio--net                             --          (.25)             --             --
                                                         ----------     ----------     ----------     ----------
Net asset value, end of period                           $     7.87     $     9.14     $    11.20     $     9.88
                                                         ==========     ==========     ==========     ==========

Total Investment Return:**
Based on net asset value per share                      (13.89%)+++       (16.58%)         13.36%     (1.20%)+++
                                                         ==========     ==========     ==========     ==========

Ratios to Average Net Assets:
Expenses++++++                                               1.93%*          1.83%          1.80%         1.96%*
                                                         ==========     ==========     ==========     ==========
Investment loss--net                                        (.57%)*         (.69%)         (.75%)        (.82%)*
                                                         ==========     ==========     ==========     ==========

Supplemental Data:
Net assets, end of period (in thousands)                 $  285,617     $  373,778     $  508,802     $  460,464
                                                         ==========     ==========     ==========     ==========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Commencement of operations.
++++Based on average shares outstanding.
++++++Includes the Fund's share of the Portfolio's allocated expenses.
+++Aggregate total investment return.

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


FINANCIAL HIGHLIGHTS (CONCLUDED)

MERCURY U.S. LARGE CAP FUND

The following per share data and ratios have been derived from information provided in the financial statements.


                                                                                  Class C
                                                           For the                                      For the
                                                             Six                                         Period
                                                            Months                                      Jan. 29,
                                                            Ended               For the Year           1999++ to
                                                           Nov. 30,            Ended May 31,            May 31,
Increase (Decrease) in Net Asset Value:                      2001           2001           2000           1999
Per Share Operating Performance:
Net asset value, beginning of period                     $     9.14     $    11.20     $     9.88     $    10.00
                                                         ----------     ----------     ----------     ----------
Investment loss--net                                      (.02)++++      (.07)++++      (.08)++++          (.02)
Realized and unrealized gain (loss) on
 investments from the Portfolio--net                         (1.25)         (1.74)           1.40          (.10)
                                                         ----------     ----------     ----------     ----------
Total from investment operations                             (1.27)         (1.81)           1.32          (.12)
                                                         ----------     ----------     ----------     ----------
Less distributions in excess of realized gain
 on investments from the Portfolio--net                          --          (.25)             --             --
                                                         ----------     ----------     ----------     ----------
Net asset value, end of period                           $     7.87     $     9.14     $    11.20     $     9.88
                                                         ==========     ==========     ==========     ==========

Total Investment Return:**
Based on net asset value per share                      (13.89%)+++       (16.59%)         13.36%     (1.20%)+++
                                                         ==========     ==========     ==========     ==========

Ratios to Average Net Assets:
Expenses++++++                                               1.94%*          1.84%          1.80%         1.96%*
                                                         ==========     ==========     ==========     ==========
Investment loss--net                                        (.59%)*         (.70%)         (.76%)        (.82%)*
                                                         ==========     ==========     ==========     ==========

Supplemental Data:
Net assets, end of period (in thousands)                 $  120,770     $  167,832     $  258,131     $  236,776
                                                         ==========     ==========     ==========     ==========

*Annualized.
**Total investment returns exclude the effects of sales charges.
++Commencement of operations.
++++Based on average shares outstanding.
++++++Includes the Fund's share of the Portfolio's allocated expenses.
+++Aggregate total investment return.

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


NOTES TO FINANCIAL STATEMENTS


MERCURY U.S. LARGE CAP FUND

1. Significant Accounting Policies:
Mercury U.S. Large Cap Fund (the "Fund") is a part of Mercury Funds, Inc. (the "Corporation"). The Fund is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Fund seeks to achieve its investment objective by investing all of its assets in the Mercury Master U.S. Large Cap Portfolio (the "Portfolio") of Mercury Master Trust (the "Trust"), which has the same investment objective as the Fund. The value of the Fund's investment in the Portfolio reflects the Fund's proportionate interest in the net assets of the Portfolio. The performance of the Fund is directly affected by the performance of the Portfolio. The financial statements of the Portfolio, including the Schedule of Investments, are included elsewhere in this report and should be read in conjunction with the Fund's financial statements. The Fund's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The percentage of the Portfolio owned by the Fund at November 30, 2001 was 100%. The Fund offers four classes of shares. Class I and Class A Shares are sold with a front-end sales charge. Class B and Class C Shares may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class A, Class B and Class C Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures (except that Class B Shares have certain voting rights with respect to Class A distribution expenditures). The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--The Fund records its investment in the Portfolio at fair value. Valuation of securities held by the Portfolio is discussed in Note 1a of the Portfolio's Notes to Financial Statements, which are included elsewhere in this report.

(b) Investment income and expenses--The Fund records daily its proportionate share of the Portfolio's income, expenses and realized and unrealized gains and losses. In addition, the Fund accrues its own expenses.

(c) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, withholding taxes may be imposed on interest, dividends and capital gains at various rates.



November 30, 2001, Mercury U.S. Large Cap Fund


NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(d) Prepaid registration fees--Prepaid registration fees are charged to expenses as the related shares are issued.

(e) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates. Distributions in excess of realized capital gains are due primarily to differing tax treatments for post-October losses.

(f) Investment transactions--Investment transactions in the Portfolio are accounted for on a trade date basis.


2. Transactions with Affiliates:
The Corporation has entered into an Administration Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund pays a monthly fee at an annual rate of .15% of the Fund's average daily net assets for the performance of administrative services (other than investment advice and related portfolio activities) necessary for the operation of the Fund.
The Corporation has also entered into a Distribution Agreement and Distribution Plans with FAM Distributors, Inc. ("FAMD" or the "Distributor"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. Pursuant to the Distribution Plans adopted by the Corporation in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:


                           Account
                       Maintenance Fee      Distribution Fee

Class A                      .25%                 --
Class B                      .25%               .75%
Class C                      .25%               .75%


Pursuant to a sub-agreement with the Distributor, selected dealers also provide account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and selected dealers for providing account maintenance services to Class A, Class B and Class C shareholders. The ongoing distribution fee compensates the Distributor and selected dealers for providing shareholder and distribution-related services to Class B and Class C shareholders.



November 30, 2001, Mercury U.S. Large Cap Fund


NOTES TO FINANCIAL STATEMENTS (CONTINUED)


For the six months ended November 30, 2001, FAMD earned underwriting discounts and Merrill Lynch, Pierce, Fenner & Smith Incorporated
("MLPF&S"), a subsidiary of ML & Co., earned dealer concessions on sales of the Fund's Class A Shares as follows:


                             FAMD             MLPF&S

Class A                    $  1,318         $ 19,973


For the six months ended November 30, 2001, MLPF&S received contingent deferred sales charges of $1,931,334 and $6,489 relating to transactions in Class B and Class C Shares, respectively.

Financial Data Services, Inc. ("FDS"), an indirect, wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Certain officers and/or directors of the Corporation are officers and/or directors or trustees of the Trust, FAM, PSI, FAMD, FDS, and/or ML & Co.


3. Investments:
Increases and decreases in the Fund's investment in the Portfolio for the six months ended November 30, 2001 were $401 and $86,403,236, respectively.


4. Capital Share Transactions:
Net decrease in net assets derived from capital share transactions was $82,947,359 and $199,043,348 for the six months ended November 30, 2001 and for the year ended May 31, 2001, respectively.

Transactions in capital shares for each class were as follows:


Class I Shares for the Six Months
Ended November 30, 2001                 Shares       Dollar Amount

Shares sold                               58,126     $      476,048
Shares redeemed                      (1,079,648)        (9,394,727)
                                   -------------     --------------
Net decrease                         (1,021,522)     $  (8,918,679)
                                   =============     ==============



Class I Shares for the Year
Ended May 31, 2001                      Shares       Dollar Amount

Shares sold                            1,244,757     $   13,269,358
Shares issued to shareholders in
reinvestment of distributions             73,730            841,260
                                   -------------     --------------
Total Issued                           1,318,487         14,110,618
Shares redeemed                      (9,873,376)       (96,306,507)
                                   -------------     --------------
Net decrease                         (8,554,889)     $ (82,195,889)
                                   =============     ==============



NOVEMBER 30, 2001, MERCURY U.S. LARGE CAP FUND


NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Class A Shares for the Six Months
Ended November 30, 2001                 Shares       Dollar Amount

Shares sold                              196,805     $    1,545,567
Automatic conversion of shares               186              1,518
                                   -------------     --------------
Total issued                             196,991          1,547,085
Shares redeemed                      (1,667,370)       (13,497,716)
                                   -------------     --------------
Net decrease                         (1,470,379)     $ (11,950,631)
                                   =============     ==============



Class A Shares for the Year
Ended May 31, 2001                      Shares       Dollar Amount

Shares sold                              701,869     $    7,693,826
Automatic conversion of shares               224              2,316
Shares issued to shareholders in
reinvestment of distributions            210,215          2,396,449
                                   -------------     --------------
Total issued                             912,308         10,092,591
Shares redeemed                      (3,569,040)       (37,207,168)
                                   -------------     --------------
Net decrease                         (2,656,732)     $ (27,114,577)
                                   =============     ==============



Class B Shares for the Six Months
Ended November 30, 2001                 Shares       Dollar Amount

Shares sold                              471,450     $    3,810,231
Automatic conversion of shares             (188)            (1,518)
Shares redeemed                      (5,086,254)       (41,212,601)
                                   -------------     --------------
Net decrease                         (4,614,992)     $ (37,403,888)
                                   =============     ==============



Class B Shares for the Year
Ended May 31, 2001                      Shares       Dollar Amount

Shares sold                            3,218,783     $   34,354,069
Shares issued to shareholders in
reinvestment of distributions            844,574          9,585,919
                                   -------------     --------------
Total issued                           4,063,357         43,939,988
Automatic conversion of shares             (225)            (2,316)
Shares redeemed                      (8,596,973)       (87,568,489)
                                   -------------     --------------
Net decrease                         (4,533,841)     $ (43,630,817)
                                   =============     ==============



November 30, 2001, Mercury U.S. Large Cap Fund


NOTES TO FINANCIAL STATEMENTS (CONCLUDED)


Class C Shares for the Six Months
Ended November 30, 2001                 Shares       Dollar Amount

Shares sold                              250,269     $    2,033,991
Shares redeemed                      (3,271,595)       (26,708,152)
                                   -------------     --------------
Net decrease                         (3,021,326)     $ (24,674,161)
                                   =============     ==============



Class C Shares for the Year
Ended May 31, 2001                      Shares       Dollar Amount

Shares sold                            1,682,071     $   18,270,237
Shares issued to shareholders in
reinvestment of distributions            433,756          4,923,132
                                   -------------     --------------
Total issued                           2,115,827         23,193,369
Shares redeemed                      (6,803,227)       (69,295,434)
                                   -------------     --------------
Net decrease                         (4,687,400)     $ (46,102,065)
                                   =============     ==============



5. Capital Loss Carryforward:
At May 31, 2001, the Fund had a net capital loss carryforward of approximately $17,112,000, all of which expires in 2009. This amount will be available to offset like amounts of any future taxable gains.



November 30, 2001, Mercury U.S. Large Cap Fund


SCHEDULE OF INVESTMENTS

MERCURY MASTER U.S. LARGE CAP PORTFOLIO
                                                                                          In US Dollars
                     Shares                                                                           Percent of
Industry              Held            Common Stocks                             Cost         Value    Net Assets
Aerospace &           67,170  General Dynamics Corporation                  $  5,465,657   $  5,585,185     1.2%
Defense               27,200  Lockheed Martin Corporation                      1,225,006      1,263,440      0.3
                      13,400  Northrop Grumman Corporation                     1,328,489      1,257,992      0.3
                                                                            ------------   ------------    -----
                                                                               8,019,152      8,106,617      1.8

Airlines              66,150  ++AMR Corporation                                1,345,266      1,412,964      0.3

Automobiles           28,930  General Motors Corporation                       1,396,142      1,437,821      0.3

Banks                104,700  The Bank of New York Company, Inc.               3,363,857      4,108,428      0.9
                     113,970  FleetBoston Financial Corporation                4,265,074      4,188,397      0.9
                      90,490  Mellon Financial Corporation                     3,738,002      3,383,421      0.7
                      71,790  Northern Trust Corporation                       4,878,555      4,153,052      0.9
                     127,100  Washington Mutual, Inc.                          4,748,516      3,975,688      0.9
                     173,280  Wells Fargo Company                              7,978,860      7,416,384      1.6
                                                                            ------------   ------------    -----
                                                                              28,972,864     27,225,370      5.9

Beverages             97,110  Anheuser-Busch Companies, Inc.                   3,666,894      4,185,441      0.9
                     155,420  The Coca-Cola Company                            8,651,696      7,298,523      1.6
                     148,880  PepsiCo, Inc.                                    4,949,875      7,240,034      1.6
                                                                            ------------   ------------    -----
                                                                              17,268,465     18,723,998      4.1

Biotechnology         37,000  ++Amgen Inc.                                     2,401,706      2,453,840      0.5

Chemicals             62,050  The Dow Chemical Company                         2,005,858      2,326,875      0.5
                      89,200  Rohm and Haas Company                            2,377,603      3,166,600      0.7
                                                                            ------------   ------------    -----
                                                                               4,383,461      5,493,475      1.2

Commercial           148,500  ++Cendant Corporation                            2,401,869      2,530,440      0.6
Services &            37,700  Ecolab Inc.                                      1,399,896      1,409,980      0.3
Supplies             107,670  First Data Corporation                           7,567,981      7,885,751      1.7
                                                                            ------------   ------------    -----
                                                                              11,369,746     11,826,171      2.6


November 30, 2001, Mercury U.S. Large Cap Fund


SCHEDULE OF INVESTMENTS (CONTINUED)

                                                                                          In US Dollars
                     Shares                                                                           Percent of
Industry              Held            Common Stocks                             Cost         Value    Net Assets
Communications       340,980  ++Cisco Systems, Inc.                         $  8,977,913   $  6,966,221     1.5%
Equipment             51,600  ++QUALCOMM Incorporated                          2,708,370      3,028,920      0.7
                                                                            ------------   ------------    -----
                                                                              11,686,283      9,995,141      2.2

Computers &           52,700  ++Dell Computer Corporation                      1,409,029      1,471,384      0.3
Peripherals          145,830  Hewlett-Packard Company                          3,664,015      3,206,802      0.7
                      92,700  International Business Machines Corporation      9,982,110     10,715,193      2.3
                                                                            ------------   ------------    -----
                                                                              15,055,154     15,393,379      3.3

Diversified           89,860  American Express Company                         3,032,068      2,957,293      0.6
Financials           229,683  Citigroup Inc.                                   7,858,387     11,001,816      2.4
                      86,320  Federal National Mortgage Association            7,158,532      6,784,752      1.5
                     141,750  J.P. Morgan Chase & Co.                          6,735,196      5,346,810      1.2
                                                                            ------------   ------------    -----
                                                                              24,784,183     26,090,671      5.7

Diversified          252,000  SBC Communications Inc.                         11,909,902      9,419,760      2.1
Telecommunication    133,400  Sprint Corporation                               2,933,522      2,906,786      0.6
Services             206,080  Verizon Communications                          11,718,088      9,685,760      2.1
                                                                            ------------   ------------    -----
                                                                              26,561,512     22,012,306      4.8

Electric             126,180  Duke Energy Corporation                          5,020,380      4,561,407      1.0
Utilities            250,880  The Southern Company                             5,973,201      5,707,520      1.2
                                                                            ------------   ------------    -----
                                                                              10,993,581     10,268,927      2.2

Electrical           127,410  Exelon Corporation                               6,575,063      5,683,760      1.2
Equipment

Energy                87,340  Halliburton Company                              4,206,382      1,871,696      0.4
Equipment &           69,100  ++Noble Drilling Corporation                     1,621,086      2,038,450      0.5
Services                                                                    ------------   ------------    -----
                                                                               5,827,468      3,910,146      0.9

Food & Drug          257,460  ++The Kroger Co.                                 6,687,500      6,518,887      1.4
Retailing             55,180  SYSCO Corporation                                1,511,949      1,356,876      0.3
                                                                            ------------   ------------    -----
                                                                               8,199,449      7,875,763      1.7

Food Products         34,680  Kraft Foods Inc. (Class A)                       1,075,080      1,148,602      0.3

Health Care          165,230  Medtronic, Inc.                                  7,354,357      7,812,074      1.7
Equipment &
Supplies


November 30, 2001, Mercury U.S. Large Cap Fund


SCHEDULE OF INVESTMENTS (CONTINUED)

                                                                                          In US Dollars
                     Shares                                                                           Percent of
Industry              Held            Common Stocks                             Cost         Value    Net Assets
Health Care          107,050  HCA - The Healthcare Corporation              $  4,905,787   $  4,152,470     0.9%
Providers &
Services

Hotels,               75,800  Starwood Hotels & Resorts Worldwide, Inc.        2,546,734      2,057,212      0.5
Restaurants &
Services

Household             52,200  Newell Rubbermaid Inc.                           1,384,015      1,338,930      0.3
Durables

Household             30,200  Colgate-Palmolive Company                        1,743,220      1,762,472      0.4
Products              93,200  The Procter & Gamble Company                     6,811,299      7,219,272      1.6
                                                                            ------------   ------------    -----
                                                                               8,554,519      8,981,744      2.0

Industrial           379,370  General Electric Company                        12,862,146     14,605,745      3.2
Conglomerates

Insurance            135,500  The Allstate Corporation                         4,528,562      4,639,520      1.0
                     126,052  American International Group, Inc.               6,864,451     10,386,685      2.3
                      99,020  John Hancock Financial Services, Inc.            3,567,512      3,895,447      0.8
                      56,900  Marsh & McLennan Companies, Inc.                 5,671,041      6,086,593      1.3
                      54,000  The St. Paul Companies, Inc.                     2,228,650      2,542,320      0.6
                                                                            ------------   ------------    -----
                                                                              22,860,216     27,550,565      6.0

Machinery             73,650  Deere & Company                                  2,884,869      2,945,263      0.6
                      63,000  Illinois Tool Works Inc.                         4,042,522      3,865,050      0.9
                      46,980  Parker-Hannifin Corporation                      1,782,477      1,928,529      0.4
                                                                            ------------   ------------    -----
                                                                               8,709,868      8,738,842      1.9

Media                149,810  ++AOL Time Warner Inc.                           6,518,472      5,228,369      1.1
                      78,790  ++Clear Channel Communications, Inc.             4,138,733      3,681,857      0.8
                      71,610  ++Comcast Corporation (Class A)                  2,693,227      2,724,760      0.6
                      43,670  Omnicom Group Inc.                               3,672,494      3,749,506      0.8
                     188,870  ++Viacom, Inc. (Class B)                         9,529,418      8,244,176      1.8
                                                                            ------------   ------------    -----
                                                                              26,552,344     23,628,668      5.1


November 30, 2001, Mercury U.S. Large Cap Fund


SCHEDULE OF INVESTMENTS (CONTINUED)

                                                                                          In US Dollars
                     Shares                                                                           Percent of
Industry              Held            Common Stocks                             Cost         Value    Net Assets
Metals &             110,100  Alcan Aluminium Ltd.                          $  3,261,907   $  3,961,398     0.8%
Mining                53,600  Manpower Inc.                                    1,370,059      1,745,752      0.4
                                                                            ------------   ------------    -----
                                                                               4,631,966      5,707,150      1.2

Multiline            105,370  The May Department Stores Company                4,034,933      3,776,461      0.8
Retail               194,360  Wal-Mart Stores, Inc.                            8,245,414     10,718,954      2.3
                                                                            ------------   ------------    -----
                                                                              12,280,347     14,495,415      3.1

Oil & Gas            111,430  ChevronTexaco Corporation                        9,658,650      9,472,664      2.1
                     349,380  Exxon Mobil Corporation                         11,462,403     13,066,812      2.8
                                                                            ------------   ------------    -----
                                                                              21,121,053     22,539,476      4.9

Paper & Forest        78,980  Weyerhaeuser Company                             4,445,097      4,174,093      0.9
Products

Personal              69,880  The Estee Lauder Companies Inc. (Class A)        3,295,139      2,331,896      0.5
Products

Pharmaceuticals       62,140  American Home Products Corporation               3,554,243      3,734,614      0.8
                     169,340  Bristol-Myers Squibb Company                     9,037,446      9,103,718      2.0
                      56,000  Eli Lilly and Company                            4,311,461      4,629,520      1.0
                     146,290  Merck & Co., Inc.                                9,933,960      9,911,148      2.1
                     431,040  Pfizer Inc.                                     11,463,437     18,668,342      4.1
                     104,009  Pharmacia Corporation                            4,886,406      4,618,000      1.0
                     112,430  Schering-Plough Corporation                      4,355,909      4,017,124      0.9
                                                                            ------------   ------------    -----
                                                                              47,542,862     54,682,466     11.9

Road & Rail           79,000  Burlington Northern Santa Fe Corp.               2,143,020      2,315,490      0.5

Semiconductor         33,250  ++Applied Materials, Inc.                        1,396,424      1,320,357      0.3
Equipment &          287,990  Intel Corporation                                9,535,289      9,402,874      2.1
Products              34,600  ++Maxim Integrated Products, Inc.                1,527,943      1,896,080      0.4
                     119,690  ++Micron Technology, Inc.                        4,852,190      3,250,780      0.7
                     188,110  Texas Instruments Incorporated                   4,594,250      6,028,926      1.3
                                                                            ------------   ------------    -----
                                                                              21,906,096     21,899,017      4.8


November 30, 2001, Mercury U.S. Large Cap Fund


SCHEDULE OF INVESTMENTS (CONCLUDED)

                                                                                          In US Dollars
                     Shares                                                                           Percent of
Industry              Held            Common Stocks                             Cost         Value    Net Assets
Software              45,500  ++Amdocs Limited                              $  1,194,980   $  1,504,685     0.3%
                      92,300  ++Citrix Systems, Inc.                           2,111,894      2,065,674      0.5
                     260,391  ++Microsoft Corporation                         15,601,282     16,717,102      3.6
                     424,670  ++Oracle Corporation                            11,965,066      5,953,873      1.3
                      31,600  ++VERITAS Software Corporation                   1,175,757      1,228,924      0.3
                                                                            ------------   ------------    -----
                                                                              32,048,979     27,470,258      6.0

Specialty Retail     148,050  The Home Depot, Inc.                             5,976,587      6,908,013      1.5

Tobacco              159,710  Philip Morris Companies Inc.                     5,899,645      7,533,521      1.6

Trading               40,600  W. W. Grainger, Inc.                             1,840,288      1,900,080      0.4
Companies &
Distributors

Wireless             242,530  ++Sprint Corp. (PCS Group)                       4,497,199      6,051,124      1.3
Telecommunication
Services

                              Total Common Stocks                            449,272,839    455,933,200     99.2


                      Face
                     Amount              Short-Term Securities
Commercial        $2,337,000  General Motors Acceptance Corp., 2.23%
Paper*                        due 12/03/2001                                   2,336,710      2,336,710      0.5

                              Total Short-Term Securities                      2,336,710      2,336,710      0.5

                              Total Investments                             $451,609,549    458,269,910     99.7
                                                                            ============
                              Other Assets Less Liabilities                                   1,333,154      0.3
                                                                                           ------------   ------
                              Net Assets                                                   $459,603,064   100.0%
                                                                                           ============   ======


*Commercial Paper is traded on a discount basis; the interest rate shown reflects the discount rate paid at the time of purchase by the Portfolio.
++Non-income producing security.

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


STATEMENT OF ASSETS AND LIABILITIES

As of November 30, 2001

MERCURY MASTER U.S. LARGE CAP PORTFOLIO
Assets:
Investments, at value (identified cost--$451,609,549)                                             $  458,269,910
Cash                                                                                                       1,064
Receivables:
  Securities sold                                                                $    7,721,122
  Dividends                                                                             827,037
  Contributions                                                                          85,267        8,633,426
                                                                                 --------------
Prepaid expenses                                                                                           2,332
                                                                                                  --------------
Total assets                                                                                         466,906,732
                                                                                                  --------------

Liabilities:
Payables:
  Securities purchased                                                                5,546,861
  Withdrawals                                                                         1,540,107
  Investment adviser                                                                    177,199        7,264,167
                                                                                 --------------
Accrued expenses and other liabilities                                                                    39,501
                                                                                                  --------------
Total liabilities                                                                                      7,303,668
                                                                                                  --------------

Net Assets:
Net assets                                                                                        $  459,603,064
                                                                                                  ==============

Net Assets Consist of:
Partners' capital                                                                                 $  452,942,703
Unrealized appreciation on investments--net                                                            6,660,361
                                                                                                  --------------
Net assets                                                                                        $  459,603,064
                                                                                                  ==============

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


STATEMENT OF OPERATIONS

For the Six Months Ended November 30, 2001

MERCURY MASTER U.S. LARGE CAP PORTFOLIO
Investment Income:
Dividends (net of $265 foreign withholding tax)                                                   $    3,438,939
Interest                                                                                                  92,468
                                                                                                  --------------
Total income                                                                                           3,531,407
                                                                                                  --------------

Expenses:
Investment advisory fees                                                         $    1,300,150
Accounting services                                                                     106,351
Professional fees                                                                        31,945
Custodian fees                                                                           24,046
Trustees' fees and expenses                                                              15,014
Pricing fees                                                                              1,513
Printing and shareholder reports                                                            115
Other                                                                                    12,870
                                                                                 --------------
Total expenses                                                                                         1,492,004
                                                                                                  --------------
Investment income--net                                                                                 2,039,403
                                                                                                  --------------

Realized & Unrealized Loss on Investments--Net:
Realized loss from investments--net                                                                 (60,033,483)
Change in unrealized appreciation on investments--net                                               (22,293,863)
                                                                                                  --------------
Net Decrease in Net Assets Resulting from Operations                                              $ (80,287,943)
                                                                                                  ==============

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


STATEMENTS OF CHANGES IN NET ASSETS

MERCURY MASTER U.S. LARGE CAP PORTFOLIO

                                                                                  For the Six      For the Year
                                                                                  Months Ended        Ended
                                                                                  November 30,       May 31,
Increase (Decrease)in Net Assets:                                                     2001             2001
Operations:
Investment income--net                                                           $    2,039,403   $    5,133,948
Realized loss on investments--net                                                  (60,033,483)     (80,179,037)
Change in unrealized appreciation on investments--net                              (22,293,863)     (63,725,616)
                                                                                 --------------   --------------
Net decrease in net assets resulting from operations                               (80,287,943)    (138,770,705)
                                                                                 --------------   --------------

Capital Transactions:
Proceeds from contributions                                                           7,867,944       73,366,321
Fair value of withdrawals                                                          (94,270,779)    (306,115,769)
                                                                                 --------------   --------------
Net decrease in net assets derived from net capital contributions                  (86,402,835)    (232,749,448)
                                                                                 --------------   --------------

Net Assets:
Total decrease in net assets                                                      (166,690,778)    (371,520,153)
Beginning of period                                                                 626,293,842      997,813,995
                                                                                 --------------   --------------
End of period                                                                    $  459,603,064   $  626,293,842
                                                                                 ==============   ==============

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


FINANCIAL HIGHLIGHTS

MERCURY MASTER U.S. LARGE CAP PORTFOLIO

The following ratios have been derived from information provided in the financial statements.


                                                           For the                                     For the
                                                             Six                                       Period
                                                           Months                                      Jan. 29,
                                                            Ended               For the Year          1999++ to
                                                           Nov. 30,             Ended May 31,          May 31,
                                                            2001           2001            2000          1999
Ratios to Average Net Assets:
Expenses                                                      .57%*           .55%           .53%          .54%*
                                                          =========      =========      =========      =========
Investment income--net                                        .78%*           .59%           .52%          .61%*
                                                          =========      =========      =========      =========

Supplemental Data:
Net assets, end of period (in thousands)                  $ 459,603      $ 626,294      $ 977,814      $ 923,800
                                                          =========      =========      =========      =========
Portfolio turnover                                           48.38%         60.53%         86.47%         17.13%
                                                          =========      =========      =========      =========

*Annualized.
++Commencement of operations.

See Notes to Financial Statements.


November 30, 2001, Mercury U.S. Large Cap Fund


NOTES TO FINANCIAL STATEMENTS


MERCURY MASTER U.S. LARGE CAP PORTFOLIO

1. Significant Accounting Policies:
Mercury Master U.S. Large Cap Portfolio (the "Portfolio") is part of Mercury Master Trust (the "Trust"). The Trust is registered under the Investment Company Act of 1940 and is organized as a Delaware business trust. The Declaration of Trust permits the Trustees to issue nontransferable interests in the Trust, subject to certain limitations. The Portfolio's financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which may require the use of management accruals and estimates. These unaudited financial statements reflect all adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. All such adjustments are of a normal, recurring nature. The following is a summary of significant accounting policies followed by the Portfolio.

(a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Trustees as the primary market. Securities that are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange-traded options. In the case of options traded in the over-the-counter market, valuation is the last asked price (options written) or the last bid price (options purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market quotations are not readily available are valued at fair market value, as determined in good faith by or under the direction of the Trust's Board of Trustees.

(b) Derivative financial instruments--The Portfolio may engage in various portfolio investment strategies to increase or decrease the level of risk to which the Portfolio is exposed more quickly and efficiently than transactions in other types of instruments. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.



November 30, 2001, Mercury U.S. Large Cap Fund


NOTES TO FINANCIAL STATEMENTS (CONTINUED)


* Financial futures contracts--The Portfolio may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Upon entering into a contract, the Portfolio deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Portfolio agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Portfolio as unrealized gains or losses. When the contract is closed, the Portfolio records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

* Options--The Portfolio is authorized to purchase and write call and put options. When the Portfolio writes an option, an amount equal to the premium received by the Portfolio is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Portfolio enters into a closing transaction), the Portfolio realizes a gain or loss on the option to the extent of the premiums received or paid (or a gain or loss to the extent that the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

* Forward foreign exchange contracts--The Portfolio is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Portfolio's records. However, the effect on operations is recorded from the date the Portfolio enters into such contracts.

(c) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.



November 30, 2001, Mercury U.S. Large Cap Fund


NOTES TO FINANCIAL STATEMENTS (CONTINUED)


(d) Income taxes--The Portfolio is classified as a partnership for Federal income tax purposes. As such, each investor in the Portfolio is treated as owner of its proportionate share of the net assets, income, expenses and realized and unrealized gains and losses of the Portfolio. Accordingly, as a "pass through" entity, the Portfolio pays no income dividends or capital gains distributions. Under the applicable foreign tax law, withholding taxes may be imposed on interest, dividends and capital gains at various rates. It is intended that the Trust's assets will be managed so an investor in the Trust can satisfy the requirements of subchapter M of the Internal Revenue Code.

(e) Security transactions and investment income--Security transactions are accounted for on the date the securities are purchased or sold (the trade dates). Realized gains and losses on security transactions are determined on the identified cost basis. Dividend income is recorded on the ex-dividend dates. Dividends from foreign securities where the ex-dividend date may have passed are subsequently recorded when the Portfolio has determined the ex-dividend date. Interest income is recognized on the accrual basis.


2. Investment Advisory Agreement and Transactions with Affiliates:
The Trust has entered into an Investment Advisory Agreement with Mercury Advisors, an affiliate of Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect, wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner.

Mercury Advisors is responsible for the management of the Portfolio's investments and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Portfolio. For such services, the Portfolio pays a monthly fee at an annual rate of .50% of the average daily value of the Portfolio's net assets. The Trust has entered into a Sub-Advisory Agreement with FAM with respect to the Portfolio, pursuant to which FAM provides investment advisory services with respect to the Portfolio's daily cash assets. Mercury Advisors has agreed to pay FAM a fee in an amount to be determined from time to time by both parties but in no event in excess of the amount that Mercury Advisors actually receives for providing services to the Trust pursuant to the Investment Advisory Agreement.

In addition, MLPF&S received $45,182 in commissions on the execution of portfolio security transactions for the Portfolio for the six months ended November 30, 2001.

For the six months ended November 30, 2001, the Fund reimbursed FAM $10,091 for certain accounting services.

Certain officers and/or trustees of the Trust are officers and/or directors of Mercury Funds, Inc., Mercury Advisors, FAM, PSI, and/or ML & Co.



November 30, 2001, Mercury U.S. Large Cap Fund


NOTES TO FINANCIAL STATEMENTS (CONCLUDED)


3. Investments:
Purchases and sales of investments, excluding short-term securities, for the six months ended November 30, 2001 were $248,603,873 and $324,904,830, respectively.

Net realized losses for the six months ended November 30, 2001 and net unrealized gains as of November 30, 2001 were as follows:


                                   Realized         Unrealized
                                    Losses            Gains

Long-term investments           $ (60,033,483)    $   6,660,361
                                --------------    -------------
Total                           $ (60,033,483)    $   6,660,361
                                ==============    =============


As of November 30, 2001, net unrealized appreciation for Federal income tax purposes aggregated $6,660,361, of which $38,379,106 related to appreciated securities and $31,718,745 related to depreciated securities. At November 30, 2001, the aggregate cost of investments for Federal income tax purposes was $451,609,549.


4. Short-Term Borrowings:
The Portfolio, along with certain other funds managed by Mercury Advisors and its affiliates, is a party to a $1,000,000,000 credit agreement with Bank One, N.A. and certain other lenders. The Portfolio may borrow under the credit agreement to fund shareholder redemptions and for other lawful purposes other than for leverage. The Portfolio may borrow up to the maximum amount allowable under the Portfolio's current prospectus and statement of additional information, subject to various other legal, regulatory or contractual limits. The Portfolio pays a commitment fee of .09% per annum based on the Portfolio's pro rata share of the unused portion of the credit agreement. Amounts borrowed under the credit agreement bear interest at a rate equal to, at each fund's election, the Federal Funds rate plus .50% or a base rate as determined by Bank One, N.A. The Portfolio did not borrow under the credit agreement during the six months ended November 30, 2001. On November 30, 2001, the credit agreement was renewed for one year.



November 30, 2001, Mercury U.S. Large Cap Fund


OFFICERS AND DIRECTORS


Terry K. Glenn, Director and President
David O. Beim, Director
James T. Flynn, Director
W. Carl Kester, Director
Karen P. Robards, Director
Peter John Gibbs, Senior Vice President
Donald C. Burke, Vice President and Treasurer


Custodian
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109-3661


Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(888) 763-2260



November 30, 2001, Mercury U.S. Large Cap Fund

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.

The Fund seeks long-term capital growth through investments primarily in a diversified portfolio of equity securities of large cap companies located in the United States that Fund management believes are undervalued or have good prospects for earnings growth. The Fund will seek to achieve its objective by investing all of its assets in Mercury Master U.S. Large Cap Portfolio of Mercury Master Trust, which has the same investment objective as the Fund. The Fund's investment experience will correspond to the investment experience of the Portfolio.


Mercury U.S. Large Cap Fund
of Mercury Funds, Inc.
Box 9011
Princeton, NJ
08543-9011